Exhibit 11

                 TESORO PETROLEUM CORPORATION AND SUBSIDIARIES
                     INFORMATION SUPPORTING EARNINGS (LOSS)
                             PER SHARE COMPUTATIONS
                                  (Unaudited)
                    (In thousands except per share amounts)

                                                        Three Months Ended   Nine Months Ended
                                                          September 30,        September 30,
                                                          1995     1994        1995     1994
                                                        ------------------   -----------------
PRIMARY EARNINGS (LOSS) PER SHARE
 COMPUTATION
 Earnings (loss) before extraordinary item . . . . .  $  36,782  (  3,263)     45,998     5,169
 Extraordinary loss on extinguishment of debt. . . .         -         -           -   (  4,752)
                                                       --------- ---------   --------- ---------
 Net earnings (loss) . . . . . . . . . . . . . . . .     36,782  (  3,263)     45,998       417
 Less dividend requirements on preferred stocks. . .         -         -           -      2,680
                                                       --------- ---------   --------- ---------
   Net earnings (loss) applicable to common stock. .  $  36,782  (  3,263)     45,998  (  2,263)
                                                       ========= =========   ========= =========

 Average outstanding common shares . . . . . . . . .     24,542    24,381      24,531    21,933
 Average outstanding common equivalent shares. . . .        551       630         609       651
                                                       --------- ---------   --------- ---------
   Average outstanding common and common
     equivalent shares . . . . . . . . . . . . . . .     25,093    25,011      25,140    22,584
                                                       ========= =========   ========= =========

 Primary Earnings (Loss) Per Share:
   Earnings (loss) before extraordinary item . . . .  $    1.47  (    .13)       1.83       .11
   Extraordinary loss on extinguishment of debt. . .         -         -           -   (    .21)
                                                       --------- ---------   --------- ---------
     Net earnings (loss) . . . . . . . . . . . . . .  $    1.47  (    .13)       1.83  (    .10)
                                                       ========= =========   ========= =========

FULLY DILUTED EARNINGS (LOSS) PER
 SHARE COMPUTATION
 Net earnings (loss) applicable to common stock. . .  $  36,782  (  3,263)     45,998  (  2,263)
 Add dividend requirements on preferred stocks . . .         -         -           -      2,680
                                                       --------- ---------   --------- ---------
   Net earnings (loss) applicable to common
       stock - fully diluted . . . . . . . . . . . .  $  36,782  (  3,263)     45,998       417
                                                       ========= =========   ========= =========

 Average outstanding common and common
   equivalent shares . . . . . . . . . . . . . . . .     25,093    25,011      25,140    22,584
 Shares issuable on conversion of preferred shares .         -         -           -      1,973
                                                       --------- ---------   --------- ---------
   Fully diluted shares. . . . . . . . . . . . . . .     25,093    25,011      25,140    24,557
                                                       ========= =========   ========= =========

 Fully Diluted Earnings (Loss) Per Share -
   Anti-dilutive<F1> . . . . . . . . . . . . . . . .  $    1.47  (    .13)       1.83  (   .10)
                                                       ========= =========   ========= =========

<F1> This  calculation  is  submitted in  accordance with paragraph 601(b)(11) of Regulation S-K although it is not required  by  APB  Opinion  No.  15 because it produces an anti-dilutive result.
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